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                                                           OMB APPROVAL
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------                                              OMB Number:   3235-0287
FORM 4                                              Expires: September 30, 1998
------                                              Estimated average burden
                                                    hours per response .... 0.5
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                            UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                           Washington, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticket or Trading Symbol  6. Relationship of Reporting Person(s)to
                                                  Pegasus Systems, Inc. (PEGS)                  Issuer (Check all applicable)
---------------------------------------------------------------------------------------------       Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X   Officer (give    Other (specify
  Davis, John F. III                              Person (Voluntary)      February, 1998        ---- title below) ---       below)
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                 (Street)                                                 5. If Amendment,    President and Chief Executive Officer
                                                                             Date of Original -------------------------------------
3811 Turtle Creek Blvd., Suite 1100                                          (Month/Year)    7.  Individual or Joint/Group Filing
                                                                                                 (Check Applicable Line)

                                                                                                 ---- Form filed by One Reporting
                                                                                                      Person
                                                                                                 ---- Form filed by More than One
                                                                                                      Reporting Person
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  (City)           (State)           (Zip)    (Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
Dallas,             Texas        75219-4419
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                    2/18/98    S             78,000    D       $17.50            213,000             D           N/A
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.              Page 1 of 2

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (7/96)

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FORM 4 (continued)        Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of   2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Derivative    sion or      action     action      Derivative       cisable and     of Underlying         of
   Security      Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
   (Instr. 3)    Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                 Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                 ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                 Security                            and 5)                                                 (Instr. 5)
                                                                   -----------------------------------
                                                                   Date    Expira-            Amount or
                                                                  -------------------------- Exer-   tion       Title   Number of
                                                                  Code  V     (A)     (D)    cisable Date               Shares

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

1. Title of                  9. Number of           10. Ownership               11. Nature of
   Derivative                   Derivative              Form of                     Indirect
   Security                     Securities              Derivative                  Beneficial
   (Instr. 3)                   Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

* Intentional misstatements or omissions of facts constitute Federal Criminal
Violations See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                         /s/      [ILLEGIBLE]            3/10/98
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                                                                                              *Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.                                              Page 2 of 2
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (7/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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